UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): December 14, 2012

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Broadway, 6th Floor

Cambridge, MA 02139

(Address of principal executive offices) (Zip Code)

(617) 551-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On December 14, 2012, Radius Health, Inc. (the “Company”) entered into a Fifth Amendment to Development and Clinical Supplies Agreement (the “Fifth Amendment”), with 3M Company and 3M Innovative Properties Company (together, “3M”), effective as of November 30, 2012.  The Fifth Amendment amends the Development and Clinical Supplies Agreement dated June 19, 2009, as previously amended on each of December 31, 2009, September 16, 2010, September 29, 2010 and March 2, 2011, between the Company and 3M (the “Development Agreement”).

Pursuant to the Development Agreement as previously amended, 3M was responsible to develop a BA058 microneedle patch product and manufacture clinical and toxicology supplies of such patch product for preclinical, Phase 1 and Phase 2 studies on an exclusive basis.  Pursuant to the Fifth Amendment, 3M is to continue such development and manufacturing of supplies for a Phase 3 study of the patch product on an exclusive basis, for an aggregate additional cost of approximately $10.6 million.  The Fifth Amendment also clarifies the agreement between the parties with respect to ownership and use of intellectual property under the contract.

The preceding descriptions of the Development Agreement and the Fifth Amendment are qualified in their entirety by reference to the full text of the Development Agreement and the Fifth Amendment, copies of which were filed as an Exhibit to the Company’s Current Report on Form 8-K/A filed on October 24, 2011 and filed as an Exhibit to this Current Report on Form 8-K, respectively.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits

See the Exhibit Index, which immediately follows the signature page hereof and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 20, 2012

Radius Health, Inc.

By:	/s/ B. Nicholas Harvey
Name: B. Nicholas Harvey
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1*

Fifth Amendment to Development and Clinical Supplies Agreement, entered into on December 14, 2012 and effective as of November 30, 2012, by and between the Company and 3M and Change Order Form #19, entered into on October 12, 2012, to the Development and Clinical Supplies Agreement, by and between the Company and 3M

*Confidential treatment has been requested with respect to portions of this exhibit.  Redacted portions of this exhibit have been filed separately with the Securities and Exchange Commission.